June 30, 2005


Mr. J. Michael Parish
Chairman
Board of Trustees
Forum Funds
Two Portland Square
Portland, Maine 04102

         RE:      Contractual Waivers and Reimbursements

Dear Michael:

     AH Lisanti Capital Growth, LLC (the "Adviser") agrees to waive its investment advisory fee under the Investment Advisory Agreement dated June 30, 2005 between Forum Funds and the Adviser (the "Interim Agreement") during the effective term of the Interim Agreement.

Very truly yours,


By:      /s/ Mary Lisanti
Title: President